Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Begins Trading on OTCQX

(April 2, 2019) -- Ephrata, PA -- ENB Financial Corp (OTCQX: ENBP), parent of Ephrata National Bank, announces that the company’s common stock will begin trading, effectively today, on the OTCQX Best Market, under the ticker symbol, “ENBP”. ENB Financial Corp was previously trading on the Pink market.

In making the announcement, Aaron L. Groff, Jr., ENB Financial Corp’s Chairman of the Board and Chief Executive Officer, stated “OTCQX is a good fit for our company as it will enhance the visibility of our stock and better showcase the value of our organization to increase the level of return to our shareholders. Our organization exceeded $1 billion in asset size two years ago and is closing in on $1.1 Billion now, which has brought more attention to our company and has also caused us to enter a new more developed peer group.”

“We are pleased to welcome ENB Financial Corp to the OTCQX Best Market,” said Jason Paltrowitz, Executive Vice President of Corporate Services at OTC Markets Group.  “Established in 1881, the Bank is a strong example of a long-standing Community Bank that has grown in assets and market area since the formation of their bank holding company, ENB Financial Corp, on July 1, 2008.  We congratulate them on this important milestone and look forward to continuing to support the company’s growth.”

Investors can find current financial disclosures and Real-Time Level 2 quotes for ENB Financial Corp at https://www.otcmarkets.com/stock/ENBP/quote.

Boenning & Scattergood, an employee owned broker/dealer specializing in financial institutions, serves as the company’s corporate broker on OTCQX. For more information, investors can contact Boenning & Scattergood at 800-883-1212. For more information please visit www.boenninginc.com Member FINRA/SIPC.

About ENB Financial Corp

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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